Exhibit (p)(4)

F & C Code of Ethics

January 2006

Contents

Introduction	3
Definitions	4
Statement of General Principles	6
Standards of Conduct	6
Reporting Violations of the Code	7
Employee Dealing in Securities	7
Personal Account Dealing Rules	7
Non-public Information	8
Dealing Procedures	9
Rules to be Considered Prior to Seeking Consent	9
Deals Outwith Employee's Control or Knowledge	11
Dealings by Family and Associates	11
Group Products	11
Disclosure of Personal Holdings	11
Gifts and Entertainment	12
Directorships	13
Compliance with the Code	13
Record Keeping	13
Enforcement	13
Appendix: Annual Disclosure of Holdings memo

  Introduction

  The honesty, integrity and ethical behaviour of all F&C employees is fundamental to the reputation and success of the F&C Group as a whole. To this end, this Code of Ethics ("the Code") sets out standards and provides guidelines for the way in which all Group employees should operate on a day-

  to-day basis.

  This Code is made available to and applies to all employees within the F&C Group, save for the section on disclosure of personal holdings which only applies to access persons as defined below . It is not intended to be an exhaustive set of procedures for employees to follow, rather it sets out the general principles of conduct which should be adhered to and the fiduciary obligations we have towards our customers.

  Additional detailed guidance on matters covered in the Code are contained in the Group Compliance Manual, the PA Dealing Rules, the Dealing Bans procedure, the Market Abuse Handbook, the IT Security Policy, and the Whistleblowing procedure, which all staff are required to familiarise themselves with. These are maintained on the company intranet site, Focus.

  Definitions

access person:

An access person is a supervised person who has access to non-public information regarding purchase or sale of securities for US client accounts, is involved in making securities recommendations to such clients or who has access to such recommendations that are non-public.

Access person will include portfolio management personnel and all other employees who have information about investment recommendations whose effect may not yet be felt in the marketplace; as such they may be in a position to tale advantage of their inside information.

associate:	In relation to F&C means any Director or Secretary of F&C Asset Management PLC or any company in the F&C Group business associate:

Means a person who has a business relationship with a Director, officer or employee such that the Director, officer or employee has influence over that person's judgement as to how to invest his/her property or exercise any rights attaching to his/her investments.

inside information:

inside information is information of a precise nature which:

  is not generally available,
  relates, directly or indirectly, to an issuer(s), and
  would, if generally available, be likely to have a significant effect on the price of the investments or on the price of related investments.

In relation to a person charged with the execution of orders, inside information includes information conveyed by a client and related to the client's pending orders which:

  is of a precise nature;
  is not generally available;
  relates, directly or indirectly, to an issuer(s); and
  would, if generally available, be likely to have a significant effect on the price of the investments or the price of related investments;

insider:

any person who has inside information

  as a result of his membership of the administrative, management or supervisory bodies of an issuer of qualifying investments, as a result of his holding in the capital of an issuer of qualifying investments, as a result of having access to the information through the exercise of his employment, profession or duties, as a result of his criminal activities, or
  which he has obtained by other means and which he knows, or could reasonably be expected to know, is inside information.

precise:

information is precise if it:

  indicates circumstances that exist or may reasonably be expected to come into existence or an event that has occurred or may reasonably be expected to occur; and
  is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of investments or related investments;

reportable securities:
  stocks and shares in UK and overseas companies;
  gilts, loan stock, bonds and other debentures or debt securities (either directly or through a purchase mechanism such as an investment trust saving scheme);
  warrants, options, futures and other derivatives including spread betting where the transaction is stock market related;
  units in regulated or unregulated collective investment schemes, e.g. UK authorised unit trusts or offshore mutual funds, shares in open ended investment funds; and
  Personal Equity Plans, Individual Savings Accounts

Note: Reportable securities do not include Life Policies.

significant effect on price:

information would be likely to have a significant effect on price if and only if it is information of that kind which a reasonable investor would be likely to use as part of the basis of his investment decisions.

supervised person:

Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of F&C Management Limited and F&C Emerging Markets Limited, as investment managers with dual FSA and SEC registrations, , or other person who provides investment management services on behalf of these entities and is subject to their supervision and control.

  Statement of General Principles

F&C owes an overriding duty of care to its customers to treat them fairly and to exercise its business with integrity. The following general principles must be applied in the conduct of our business:

  all employees must familiarise themselves with and abide by the core principles of business as contained in the Group Compliance Manual;

  all employees should at all times exercise honesty, objectivity and diligence in performing their duties and fulfilling their responsibilities;

  all employees are loyal to the firm and its clients;

  no employee should act in a manner which will discredit any of client or the firm;

  employees should avoid any conflicts of interest with clients or the firm and, if such a conflict arises, declare it and involve an independent third party from within F&C to ensure that fair treatment is applied to all parties;

  no employee should place him/herself in a position where he / she contravenes any law, or regulation relevant to the firm's business;

  no employee should use confidential information for personal gain nor should confidential information be divulged to third parties;

  no employee should personally accept any gift of significant value from a business associate except in accordance with Group policy. Such items received should be dealt with in accordance with the relevant Group policy;

  employees should at all times maintain the highest standards of dignity and competence and should encourage all others with whom they have dealings to adopt the same standards; and

  the firm and its employees should not seek to do business with third parties who do not place a high degree of importance on ethics and integrity in respect of their business dealings.

Where, for any reason, an employee breaks or believes he / she may have broken one of these general principles, he / she must immediately report the issue to his or her line manager. Deliberate breaches may result in the imposition of sanctions on the employee, including suspension or dismissal.

  Standards of Conduct

Compliance with Laws and Regulations

All employees must comply with US federal securities laws to the extent applicable to them in particular, relevant provisions of the Securities Act 1933, the Investment Advisers Act 1940, the Securities Exchange Act 1934 and the Investment Company Act 1940 as well as with applicable rules of the FSA. Specifically, employees are not permitted:

  To defraud such client in any manner;

  To mislead such client, including making a statement that omits material facts;

  To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

  To engage in any manipulative practice with respect to such client; or

  To engage in any manipulative practice with respect to securities including price manipulation.

Conflicts of Interest

F&C is prohibited from advising, or dealing in the exercise of discretion regarding a transaction where there is a conflict of interest with a client, unless we take reasonable steps to ensure the client is treated fairly. While conflicts of interest may arise, areas of possible compromise already exist within the business. These are recorded under the relevant section in the Compliance Manual. Any member of staff identifying a conflict of interest or an area of potential conflict should bring the matter to the attention of the Audit, Risk & Compliance Department.

  Reporting Violations of the Code

Employees are often the first to know when something goes wrong or is inappropriate in an organisation. However, it is recognised that employees can be reluctant to report any wrongdoing in the workplace, or raise matters of genuine concern, for fear of reprisal or victimisation.

To this effect F&C maintains a whistle blowing procedure which applies to all employees. This procedure reinforces the importance of openness and ensures that employees are protected from being victimised for bringing issues and problems to the attention of management. F&C supports this legislation and believes it:

  will encourage a culture of openness, accountability and integrity will contribute to the efficient running of the organisation and the delivery of services will help uphold the reputation of the organisation, and maintain public confidence

All violations of the General Principles, the Standards of Conduct, or this Code of Ethics must be reported to the Head of Audit Risk and Compliance. All persons who report violations are protected under the whistle blowing procedure.

  Employee Dealing in Securities

  The overriding principle in all our dealings is that we place the interests of our clients first. To assist in ensuring that we live up to this principle, the F&C Group has put in place employee dealing rules. The employee dealing rules not only provide protection to the Group's clients but also protection for the Group itself and for individual employees. The rules apply equally to all employees which for these purposes include Directors, full time employees, part-time and temporary employees, consultants and secondees of all F&C Group companies. Employees should remember that the spirit is as important as the letter of the rules.

  If any employee is unsure as to whether they are allowed to deal in a particular investment, they should consult the Audit, Risk & Compliance Department.

  Extract from Personal Account Dealing Rules (detailed rules available on Focus)

It is the policy of F&C to encourage savings and investment by members of staff, consistent with the philosophy of long-term equity investment and bearing in mind the following:

  All personal share dealing must be secondary to the effective management of clients' funds and no client must be allowed to sustain any loss as a result of investment or divestment by employees.

  A great deal of analytical work is available in the office from stockbrokers and other sources and, in particular, our own generated research and it is vital that such information is safeguarded and used for the benefit of our clients.

  Confidential, price sensitive information which may be held by virtue of a close relationship with a company, for example by way of a representative directorship, must not be divulged or used in any way.

  Non-public Information

The law requires that:

  a person with inside information about a company (an "insider") may not deal in the securities of the company concerned;

  an insider may not encourage anyone else to deal in the reportable securities; and

  an insider may not pass the information on to anyone else except in the proper performance of his employment, office or profession.

Violations of the law may give rise to civil as well as criminal liability and result in an unlimited fine or imprisonment.

Inside information

Inside information is information about particular securities or issues of securities which is specific or precise, which has not been made public and which, if it were made public, would be likely to have a significant effect on the price of any securities. Examples of inside information would include annual and half-yearly results, information relating to take-over bids or other major deals.

From time to time a limited number of employees may be made Insiders in relation to Inside Information concerning F&C, or one of the Investment Trusts which we manage, or companies which we research, or in which we invest. In circumstances where employees become insiders, they are reminded of their obligations to maintain the strictest confidentiality in relation to such information and the prohibition on any client or personal account dealing. Company secretarial staff are responsible for updating the dealing bans register, in advance of the regular banned periods for F&C Asset Management and the Investments Trusts. Fund Management personnel are responsible for updating the dealing bans register with any investee company dealing bans.

In certain instances it may be appropriate for F&C Asset Management PLC not to record a dealing ban on its own shares in the bans register because the information is particularly price sensitive and known only to a few people and there is no desire to make the ban known widely and create speculation. In these circumstances the people responsible for approving deals (i.e. directors or dealers) will be notified that the stock is banned but has not been placed in the bans register due to the confidentiality of the position. If the dealer or authorising signatory is in any doubt they should consult the F&C Group Company Secretary prior to undertaking the transaction.

There are detailed requirements concerning non-public information and these have been detailed in the F&C Market Abuse Handbook, the PA Dealing Rules, and the Deal Ban procedure. Reference should also be made to the Data Protection policy and the IT Security policy.

  Dealing Procedures - Three Basic Rules

These rules apply if a director, officer or employee wishes to buy or sell reportable securities. They apply whether the purchase or sale is for the employee, or for their immediate family (parents, spouse, grandparents, siblings, in-laws, co-habitee, children and stepchildren) or for any business associate unless the director, officer or employee has no direct or indirect influence or control over the account. There are three basic rules which apply regardless of the capacity in which the employee is dealing - i.e. whether they are dealing on their own account, or in their capacity as trustee for a trust, regardless of whether they are connected in any way with the beneficiaries of the trust:

  it is obligatory for all employees to obtain prior permission to deal. An employee must fill in an Authorisation to Deal request and obtain the relevant approvals from an authorised signatory prior to dealing;

  if an employee wishes to place a deal directly with an outside broker, they must advise the signatory from whom consent is sought. Deals may only be transacted directly with a broker if the signatory and a member of the Compliance team gives consent to this method of dealing. Arrangements are in place for overseas offices. The employee placing the deal should request the broker to issue a duplicate contract note direct to the Dealing Department; and

  anyone wishing to deal must advise whether they wish to deal on their own or someone else's behalf and, if for someone else, the identity of that person.

The Dealing Department of F&C is responsible for maintaining all personal account dealing records (including copies of any reports) required under applicable laws and regulations.

  Rules to be Considered Prior to Seeking and Granting Consent

In considering whether to grant permission for a deal (whether through F&C 's own dealing room or through an outside broker) the signatory concerned will take into account the rules set out below and all other relevant regulations. Staff seeking consent to deal must be aware of these rules and should not seek consent where the proposed deal would infringe one or more of the rules. Signatories should ensure relevant checks have been made with the dealers in relation to dealing bans and outstanding client orders.

  No director, officer or employee may deal on their own behalf or on behalf of their immediate family, or of personal or business associates if they know or ought reasonably to know that:

    F&C has an un-executed client order in relation to the investment concerned or any other investment whose price is likely to be influenced by the price of the investment concerned e.g. warrants or convertibles. This can be checked against the records of outstanding orders held by the dealing room;

    the relevant employee has in their possession any inside information regarding the investment;

    F&C has in its possession results of research and analysis relating to the investment concerned or any other investment whose price is likely to be influenced by the price of the investment concerned e.g. warrants or convertibles and we or one of our "associates" (as defined the glossary) is to publish those results or recommendations based on them;

    a client or any other party to the deal (if known at the time) is prohibited from dealing in the investment concerned, or any other investment whose price is likely to be influenced by the price of the investment concerned, by any applicable law; and

    the deal would involve the person wishing to deal in a conflict of interest with any F&C client or with their duty to any F&C client.

  No deals will be permitted in the shares of any investment companies, trusts or funds managed or advised by F&C during periods when such transactions are not allowed. Details of such banned periods are recorded in the dealing bans register.

  No deals with clients whose portfolios are managed by F&C on a discretionary basis will be permitted.

  Investments made with short-term considerations in mind will not be permitted. Staff will not be permitted to sell shares purchased within a 30-day period. Investments made by directors, officers and employees of F&C should only be of the nature of long term investment and not of a trading nature. Consent to the purchase of privatisation issue shares or initial offers, etc, must still be obtained in the normal way.

  Selling short will not be permitted, nor will purchasing where there are insufficient funds for settlement.

  Dealing in futures, options or contracts for differences (including spread betting on financial indices) will not be permitted.

  No deals in US Initial Public Offerings (IPOs) will be permitted.

  Under no circumstances may employees request a price limit on a personal deal.

  No employee may participate in the placement of a line of stock which has become available on favourable terms, if to do so would cause any prejudice or potential prejudice to any F&C client. In cases where placings are not "firm", the employee should obtain written confirmation from the placing broker, confirming that they will not receive preferential terms over clients. This confirmation must be provided to the Audit, Risk & Compliance Department prior to obtaining authorisation. The final allocation should be communicated by the employee to the Dealing Room following issue.

  From time to time dealing bans may be placed on certain shares . The shares of the companies which are subject to such dealing bans will be the responsibility of specific directors or fund managers who will be responsible for placing and lifting such bans. No deals will be permitted in shares that are banned. However, in certain circumstances a "referred ban" may be placed on a stock. This means that any proposed dealing must be referred to the director who has placed the ban. The director concerned may allow an employee to deal in a stock subject to a referred ban if, and only if, the director is satisfied that the employee concerned is not himself aware of any "inside information".

  Investment in unquoted companies is permitted provided that no conflicts of interest exist. A client holding a stock or applying for a stock may create a conflict and each circumstance needs to be individually assessed. Persons investing in unquoted companies can only do so on the same terms as other parties and no "sweet equity" deals are permitted. Normal investment will be via a private placing or similar offer, albeit other mechanisms will be considered.

  Conflicts of interest may arise if directors, officers or employees of F&C were to deal in securities at or around the same time that the market price of those securities was being influenced by client dealings. Accordingly, F&C employees are subject to a "dealing freeze" in relation to any security being considered for client investment. Securities may not be purchased or sold at any time when a client investment in the particular security is being contemplated or is pending. Nor may securities be purchased or sold during a period of at least 7 days before or after any client has dealt in that particular security unless clearance is received from a F&C Asset Management plc Board Director and the Head of Audit, Risk and Compliance. Care must be exercised in approving a transaction. Approval should only be given in exceptional circumstances or where the individual transaction is so small that it would have no impact on the market price.

  The only exception to this rule is when dealing in FTSE-100 companies where deals that represent less than [pounds] 20,000 or 50% of NMS, if greater, can be executed -- regardless of whether we have dealt for a client within the last 7 days.

  In the case of ISAs or savings schemes to which regular savings contributions are made, the first investment and any alteration to the terms of this regular investment must be made at a time at when the employee is not prohibited from dealing. Any sale of investments or variation of an individual's participation is subject to prior consent in the normal manner.

If an employee is prohibited from dealing due to any of the above circumstances, they must not:

(i) encourage any other person to carry out the deal in question, or

(ii) communicate any confidential information to any third party.

  Deals without Employee's Control or Knowledge

  In some circumstances deals may be effected in circumstances without the employee's control and knowledge e.g. where the employee has appointed a discretionary fund manager to act on their behalf, either generally or under a PEP or ISA. It is not necessary for employees to obtain prior consent for such deals provided the deal is done without reference to the employee concerned. Where the employee discusses any proposed purchase / sale with their manager, the deal will be subject to the standard authorisation procedures set out above. The Head of Audit, Risk and Compliance may require employees to provide information on and copies of any discretionary investment management contract entered into with a third party.

  Dealings by Family / Business associates

  Directors, officers and employees shall take all reasonable steps to ensure that members of their immediate family and business associates, when they are dealing on their own account, observe the requirements of paragraphs A and C above as if they applied to them. But this does not apply to a business associate who is a director, officer or employee of another firm or company which is authorised under the Financial Services and Markets Act, 2000, when that business associate is acting on their own account. This is because such a director, officer or employee will already be subject to dealing rules similar to these.

  Group Products

  F&C operates a number of "retail products" such as savings schemes, PEPs and ISAs with the underlying investments in F&C collective investment schemes or investment trusts. The rules set out above apply equally to investments in F&C's retail products. However, where a "savings" product is being invested in (i.e. a product where a regular amount of money is invested into one or more of the "retail products" managed by F&C) it is sufficient for the authorised signatory giving consent to the investment to ensure that these rules are met at the time the saving is started. In particular, the authorised signatory must check that there is no dealing ban on the stock at the time of the initial investment. Provided the amount of monthly investment is not varied, the imposition of subsequent dealing bans will not require the regular savings to be interrupted.

  Disclosure of personal holdings

  To assist in the compliance monitoring of employee transactions, all F&C Group employees including access persons are required to disclose all personal securities holdings, upon commencement of employment and annually thereafter. The minimum level of information required is a listing of securities names and the number of each security held.

  The initial holdings report must be submitted no later than 10 days after the person becomes an employee and the information must be current as of the date the person became an employee.

  Annual holdings reports (see appendix) must be submitted annually and the information must be current as of a date no more than 45 days before the report is submitted.

  The rules also require quarterly reports of all personal securities transactions by access persons. It is noted, however, that F&C is exempt from this requirement as trade confirmations are received for all PA deals as they occur in relation to all employees. Records of all PA deals are maintained by the Centralised Dealing function.

  For the purposes of these reporting requirements, holdings of an employee's immediate family (including any relative by blood or marriage living in the employee's household), and any account in which he / she has a direct or indirect beneficial interest (such as trust) should be included in the disclosure.

  Gifts and Entertainment

Employees of F&C may not attempt to influence any person who carries on investment business or who advises customers to place business, by providing gifts or conferring benefits if the benefit is of such value or frequency as might reasonably be expected to induce the recipient to act in a manner in conflict with the recipient's duties to their clients.

Equally, F&C employees should not accept any gift, benefit, or corporate hospitality, if it is likely to conflict with any duty that F&C owes to its clients.

Gifts or benefits offered to or received by F&C staff must be refused or returned if the value or frequency is such as might reasonably be expected to induce F&C or any of its employees to act in a manner that could cause a conflict with their duties to F&C clients.

With regard to company visits or other analyst activities arranged by brokers, whether the travel, accommodation or subsistence costs can be met by the broker is at the discretion of Audit, Risk and Compliance. In such situations Audit, Risk and Compliance will consider the details on a case by case basis.

Irrespective of value, employees receiving any gifts, benefits or corporate hospitality are required to complete the GBCH form. Failure to do so will be recorded as a breach. Anyone who is uncertain as to what they can or cannot accept, should contact the Audit, Risk & Compliance Department.

Gifts and benefits:

  under the value of [pounds] 40 -- the employee is allowed to retain the gift but is required to complete the GBCH form, have it authorised by line management and forward it to the Audit and Compliance Department.

  over the value of [pounds] 40 -- should the employee wish to keep the gift, they will be permitted to do so providing they make an appropriate gift or donation to charity. A GBCH form must be completed. Alternatively, the gift may be passed to the Audit, Risk & Compliance Department for appropriate disposal.

Corporate Hospitality

Employees wishing to provide corporate hospitality to a value over [pounds] 300 per person are required to complete the GBCH form appropriately and obtain approval from their line manager, prior to issuing the invitation. Normal expenditure approvals also apply. GBCH form completion is not required for hospitality given that is less than [pounds] 300 per person.

Employees receiving corporate hospitality have a duty to seek prior approval from their line manager and, if deemed appropriate, the Audit, Risk & Compliance Department if its value is in excess of [pounds] 300.

If the corporate hospitality received does not exceed the value of [pounds] 300, employees must again notify the Audit, Risk & Compliance Department via the GBCH form, although prior approval is not required.

Notification to the Audit, Risk & Compliance Department of lunches and dinners which are business events and do not include a social element is not required.

Notes:

Where a gift or corporate hospitality is accepted by an employee, which causes the employee to incur personal expense in any form, these will be incurred at the employees' own expense and no cost will be borne by F&C. Specifically this will include travel to and from the event, accommodation and subsistence costs.

In determining what is an appropriate level of charity donation and what constitutes a purely business event, the Audit, Risk & Compliance Department will act as "experts" (using common sense) not negotiators or arbitrators and, therefore, their ruling will be final.

  Directorships

  No member of staff within F&C Group shall not at any time during their employment, without prior consent (such consent not to be unreasonably withheld) directly or indirectly, whether on your own behalf, as an employee of any person, company or other undertaking, as a director of any company or otherwise, be engaged, concerned or interested in any business other than that of F&C Asset Management plc or any Associate for which they are required to perform duties.

  Compliance with the Code

  Once a year, the Audit, Risk and Compliance Department will seek confirmation from employees that they have complied in full with the employee dealing rules in the previous 12 month period. Compliance with these rules will be monitored by the Audit, Risk & Compliance Department.

  The ARC department will also periodically review the Code and employees adherence to it. This will include, but is not restricted to: review of personnel holdings reports; review of code acknowledgements; review of personnel dealings. All issues arising will be raised directly to the Head of Audit Risk and Compliance.

  Record Keeping

  Codes of ethics must be kept for 5 years after the last date they were in effect. Supervised person acknowledgments of the code must be kept for 5 years after the individual ceases to be a supervised person. The list of access persons must include every person who was an access person at any time within the past 5 years, even if some of them are no longer access persons of the adviser.

  A record of any violation of the code of ethics and of any action taken as a result of the violation must be maintained for 5 years.

  Enforcement

A copy of the Personal Account Dealing Rules is given to every employee on commencement of employment, or on any amendment to the rules. Compliance with these rules forms part of the employee's contract of employment. A written acknowledgement in writing is also required from each supervised person confirming that he or she received a copy of this code and any amendments thereafter (reference appendix).

Any employee whose personal dealings breach the letter or spirit of these rules may, at the discretion of the Head of Audit, Risk & Compliance, be prohibited from dealing on their own account and may be required to surrender any profits which resulted from the offending trading.

Any abuse or attempt to circumvent these rules will be considered as grounds for disciplinary action in accordance with the normal Group procedures. Failure to comply with the rules is a serious disciplinary offence and may result in dismissal.

F & C

Memo
To	All staff
From	Eric Mackay
Date	26.01.06
Subject	Annual Disclosure of Holdings

In order to comply with the US Investment Advisers Act of 1940 and the F&C Personal Account Dealing Rules, all F&C employees, are required to disclose details of all personal securities held upon commencement of employment with F&C and annually thereafter.

The rules also require that you provide a written acknowledgement of your receipt of the F&C Code of Ethics ("the Code"). The Code has been included with this communication and we request that you read the Code carefully and observe and adhere to its guidance.

To this effect, please provide, by return e-mail or hard copy to susan.king@fandc.com details of all personal holdings held as at 31 December 2005. When doing so please include accurate numbers of shares held, rather than approximations, as well as full stock descriptions. The return should cover all securities held, including investment trusts, unit trusts and OEIC's whether they are held directly, or in a PEP or ISA. You are not required to disclose a valuation of the stock, merely the amount held. If you do not hold any securities please submit your disclosure stating "None Held".

Please note, you are NOT required to disclose the following items:

  Bank accounts

  Cash investments (e.g. Cash ISA's)

  F&C Share Option Schemes which have not matured (e.g. Yorkshire Building Society Save As You Earn Scheme)

  Endowment Mortgage and Personal Pension investments

  Securities held within a discretionary managed account over which you have no day to day influence or control

A response of 'same as last time' is not an acceptable disclosure of holdings. A full disclosure of holdings, even where there has not been any change from your previous disclosure, is required.

It is a condition of your employment that you provide this information as it is a regulatory requirement. The F&C PA Dealing policy is available on the Intranet PA Dealing Rules.

I can confirm that the returns made will be held securely within Audit, Risk & Compliance and will not be disclosed to anyone else within the firm.

I would be grateful if all returns could be sent to Susan by the end of this month.

Please address any issues or concerns to Susan King.

Many thanks.

Eric Mackay

Audit, Risk & Compliance

F & C

Annual Disclosure of Holdings

Print Name	Department

Personal holdings held as at 31 December 2005.
Stock name	Stock description	Number of shares held

I confirm that I have received a copy of the Code of Ethics and I will observe and adhere to its guidance:

Signed :

__________________________________

Dated:_______________________2006